July 13, 2004

Viking Systems, Inc.
Mr. Tom Marsh
CEO & President
7514 Girard Ave., Ste 1509
La Jolla, CA 92037

VIA EMAIL: tmarsh@vikingsystems.com

Re: Consulting Agreement

Dear Tom:

     This letter sets forth our agreement of the engagement of Hyacinth Resources, Inc. ("Hyacinth"), "Consultant" by Viking Systems, Inc. ("Client"). The Consultant has contacts with web design and e-marketing firms, manufacturer representatives, public relationship firms, lenders, brokers, sellers, buyers, financiers, investors, venture capital firms, strategic partners, and other contacts. For purposes of this Letter Agreement, all of such contacts of Consultant are referred to as "Contacts".

     Services. Client hereby retains Consultant, and Consultant hereby agrees to provide the following services to Client, on an as requested basis:

          o to act as a consultant, business facilitator, and finder for Client in connection with various matters including but not limited to, customer research and development, product distribution, marketing efforts, business plan development, commercial or private loan and other debt financing efforts, and other business matters;

          o to provide corporate structure, business and financial advice to Client;

          o to refer Client to Contacts that are lending institutions and private lenders;

          o to refer Client to Contacts who are providers of product marketing services,

          o to refer Client to Contacts who are potential merger partners, strategic alliance participants, and to potential joint venture partners;

          o to refer Client to Contacts who are potential buyers of assets or securities from Client;

          o to refer Client to Contacts who are underwriters, placement agents and investment bankers.

     Term. The term of this engagement ends on December 31st, 2004.

     Compensation. The parties acknowledge that it is their mutual expectation, that the services to be provided by Consultant to Client hereunder, will result in increased revenues of Client, increased shareholders equity of Client and/or increased gross assets. As compensation in full for the services rendered to Client hereunder, Client shall grant consultants options (the "Options") to purchase an aggregate of 1,000,000 shares of Corporate Client at a price of $.50 per share. The Options shall vest in one or more blocks upon the increase in Client's Net Tangible Book Value as described in the paragraph below.

     Vesting Based Upon Net Tangible Book Value Increases. Vesting based upon Net Tangible Book Value increases shall be based upon a starting Net Tangible Book Value amount represented by Client's unaudited monthly balance sheet financial statement ending July 31st, 2004. During the term of this Agreement, for each increase of $3.00 over the Net Tangible Book Value number as of July 31st, 2004, an Option for one share shall vest, to the maximum of $3,000,000 or 1,000,000 shares. Any Client net operating losses will not be included in the calculation of "Net Tangible Book Value Increases" during the term of this agreement for purposes of calculating the vesting of Consultant's options. Vesting shall be calculated and effective at the end of each fiscal quarter during the Term of the Agreement. The Net Tangible Book Value number ending on July 31st, 2004 will be provided to Consultant by Client in writing not later than September 30th, 2004. The number will be expressly made a part of this Agreement.

     Exercise Period. Any of the Options granted hereunder shall be exercisable for a period of three years from the date such Option(s) vest.

     Registration Rights. The Options shall carry piggy-back registration rights on terms and conditions which are typical in financing transactions. However; the piggy back rights granted hereby will not be in effect until after twelve
(12) months from the execution date of this Definitive Agreement.

     Confidential Information. Except as permitted by Client, Consultant covenant and agrees not to disclose, directly or indirectly, at any time either during the term of this Agreement or within twenty four (24) months subsequent to the termination of this Agreement to anyone not an employee of Client, and not to use at any time either during the term of this Letter Agreement or within two (2) years thereafter, except as permitted by Client, any proprietary or confidential information of Client unless it shall involuntarily be required to do so by a court having competent jurisdiction after notice to Client. Client and Consultant hereby acknowledge that: (a) the duration limitation imposed with respect to said secret and confidential information are reasonable; and (b) the restrictions stated hereinabove are reasonably necessary for the protection of Client's legitimate proprietary interests.

     Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgment on the award rendered may be entered in any court having jurisdiction thereof. Such arbitration shall be held in San Diego County, State of California, and the cost thereof, including reasonable attorneys' fees, shall be borne by the losing party or in such proportions as the arbitrator may decide.

     Indemnification. Client agrees to indemnify and hold harmless Consultant and each person, who control Consultant against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject, and to reimburse Consultant and each such controlling person, if any, for any legal or other expenses reasonably incurred by it or them in connection with defending any actions, insofar as such losses, claims, damages, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any information provided by Client to Consultant to give to a Contact or provided directly to a Contact by Client, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading.

     Consultant agrees to indemnify and hold harmless Client and each person, who controls Consultant against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject, and to reimburse Client and each such controlling person, if any, for any legal or other expenses reasonably incurred by it or them in connection with defending any actions, insofar as such losses, claims, damages, liabilities or actions arise out of or are based upon (1) any action of Consultant and (2) the claim by any person, including but not limited to, Troika Capital, for compensation related directly or indirectly to this agreement.

     Compliance with Law. Consultant shall comply with all applicable laws and regulations during the term of this agreement. Consultant is aware that he may obtain material, undisclosed information about the company and while in possession of such information, and prior to the time such information is disclosed to the public, Consultant shall not purchase or sale securities of the Company.

     Entire Agreement. This Letter Agreement constitutes the entire agreement between the parties with regard to the matters discussed herein. It also supersedes any and all other agreements or contracts, either oral or written, between the parties with respect to the subject matter hereof.

     Amendment. The terms and conditions of this Agreement may be amended at any time by mutual written agreement of the parties.

     Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect its other provisions, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

     Waiver. No waiver by either party of a breach of any provision of this Agreement shall operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

     No Assignments. This Agreement is personal to each of the parties hereto, and neither party may assign nor delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party. Once vested, the options may not be assigned by Consultant to any person except, Consultant may assign one or more options, or an interest in one or more options, to Troika Capital subject to troika Capital agreeing not to further assign such options or such interest in such options.

     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the conflict of laws.

     Corporate Authority. Both parties to this agreement hereto, represent that they have binding authority from their respective Board of Directors to enter into this agreement, and by signing below represent this authority to bind the respective Consultant and Client to this Agreement.

     Please confirm our mutual understanding of this engagement by signing and returning to us the enclosed duplicate copy of this Letter Agreement.



Best regards,


By /s/ Douglas P. Morris
Douglas P. Morris
President, Hyacinth Resources, Inc.


Agreed to and accepted as of the above date by:


Viking Systems, Inc.


By /s/ Thomas B. Marsh              Dated: July 19, 2004
Tom Marsh, CEO & President